Exhibit 99.4

SUPPORT AGREEMENT

This SUPPORT AGREEMENT (this “Agreement”) is entered into as of December 31, 2015 by and among Dream Investment Holdings Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Parent”), Dream Technology Holdings Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Holdco”), and certain shareholders of iDreamSky Technology Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”) as listed on Schedule A hereto (each, a “Supporting Securityholder” and collectively, the “Supporting Securityholders”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, Parent, Dream Merger Sub Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands and a wholly-owned subsidiary of Parent (“Merger Sub”) and the Company have, concurrently with the execution of this Agreement, entered into an Agreement and Plan of Merger, dated as of the date hereof (as may be amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”), which provides, among other things, for the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, as of the date hereof, each Supporting Securityholder is the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of such Company Shares (including those represented by ADSs), Company Options and/or Company Restricted Shares (as applicable) as set forth opposite such Supporting Securityholder’s name under column “Owned Securities” on Schedule A hereto (with respect to each Supporting Securityholder, the “Owned Securities”) (the Owned Securities, together with any other Company Shares and/or Company Restricted Shares acquired (whether beneficially or of record) by such Supporting Securityholder after the date hereof and prior to the earlier of the Effective Time and the termination of all such Supporting Securityholder’s obligations under this Agreement, including any Company Shares and/or Company Restricted Shares acquired by means of purchase, dividend or distribution, or issued upon the exercise of any Company Options or warrants or the conversion of any convertible securities or otherwise, being collectively referred to herein as the “Securities”);

WHEREAS, in connection with the consummation of the Merger, each Supporting Securityholder agrees to (a) have his or its Company Shares (including those represented by ADSs), Company Options and/or Company Restricted Shares (as applicable) as set forth opposite such Supporting Securityholder’s name under the column “Rollover Securities” on Schedule A hereto (the “Rollover Securities”) cancelled for no consideration in connection with the Merger, and (b) subscribe for or cause to be subscribed for newly issued ordinary shares of Holdco (the “Holdco Shares”) immediately prior to the Closing, and (c) vote the Securities at the Company Shareholders Meeting in favor of the Merger, in each case, in accordance with and subject to the terms and conditions of this Agreement;

WHEREAS, in order to induce Parent and Merger Sub to enter into the Merger Agreement and consummate the Transactions, including the Merger, the Supporting Securityholders are entering into this Agreement;

WHEREAS, the Supporting Securityholders acknowledge that Parent and Merger Sub are entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of the Supporting Securityholders set forth in this Agreement; and

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

VOTING; GRANT AND APPOINTMENT OF PROXY

Section 1.1 Voting. From and after the date hereof until the earlier of the Closing and the termination of the Merger Agreement pursuant to and in compliance with the terms therein (such earlier time, the “Expiration Time”), each Supporting Securityholder irrevocably and unconditionally hereby agrees that at the Company Shareholders Meeting or any other meeting (whether annual or extraordinary) of the shareholders of the Company in connection with the Merger Agreement and/or any transaction contemplated thereby (including the Merger), however called, at which any of the matters described in paragraphs (a) – (f) hereof is to be considered (and any adjournment or postponement thereof), or in connection with any written resolution of the Company’s shareholders in connection with the Merger Agreement and/or any transaction contemplated thereby (including the Merger), such Supporting Securityholder shall (i) in the case of a meeting, appear or cause his or its Representative(s) to appear at such meeting or otherwise cause his or its Securities to be counted as present thereat for purposes of determining whether a quorum is present and (ii) vote or cause to be voted (including by proxy or written resolution, if applicable) all of such Supporting Securityholder’s Securities,

(a) for authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions and any action required in furtherance thereof,

(b) against any Acquisition Proposal or any other transaction, proposal, agreement or action made in opposition to authorization and approval of the Merger Agreement, the Plan of Merger or in competition or inconsistent with the Merger and the other Transactions,

(c) against any other action, agreement or transaction that is intended, that could reasonably be expected, or the effect of which could reasonably be expected, to materially impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other Transactions or this Agreement or the performance by such Supporting Securityholder of his or its obligations under this Agreement, including, without limitation: (i) any extraordinary corporate transaction, such as a scheme of arrangement, merger, consolidation or other business combination involving the Company or any Company Subsidiary (other than the Merger); (ii) a sale, lease or transfer of a material amount of assets of the Company or any Company Subsidiary or a reorganization, recapitalization or liquidation of the Company or any Company Subsidiary; (iii) an election of new members to the board of directors of the Company, other than nominees to the board of directors of the Company who are serving as directors of the Company on the date of this Agreement or as otherwise provided in the Merger Agreement; (iv) any material change in the present capitalization or dividend policy of the Company or any amendment or other change to the Company’s memorandum or articles of association, except if approved in writing by Parent; or (v) any other action that would require the consent of Parent pursuant to the Merger Agreement, except if approved in writing by Parent,

(d) against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of such Supporting Securityholder contained in this Agreement,

(e) in favor of any adjournment or postponement of the Company Shareholders Meeting as may be reasonably requested by Parent, and

(f) in favor of any other matter necessary to effect the Transactions.

Section 1.2 Grant of Irrevocable Proxy; Appointment of Proxy.

(a) Effective immediately upon the execution of the Merger Agreement and until the Expiration Time, without any further action by any Person, each Supporting Securityholder hereby irrevocably appoints Parent and any designee thereof as his or its proxy and attorney-in-fact (with full power of substitution), to vote or cause to be voted (including by proxy or written resolution, if applicable) such Supporting Securityholder’s Securities in accordance with Section 1.1 above at the Company Shareholders Meeting or other annual or extraordinary meeting of the shareholders of the Company, however called, including any adjournment or postponement thereof, at which any of the matters described in Section 1.1 above is to be considered. Each Supporting Securityholder represents that all proxies, powers of attorney, instructions or other requests given by such Supporting Securityholder prior to the execution of this Agreement in respect of the voting of such Supporting Securityholder’s Securities, if any, are not irrevocable and each Supporting Securityholder hereby revokes (or causes to be revoked) any and all previous proxies, powers of attorney, instructions or other requests with respect to such Supporting Securityholder’s Securities. Each Supporting Securityholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy.

(b) Each Supporting Securityholder affirms that the irrevocable proxy set forth in this Section 1.2 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Supporting Securityholder under this Agreement. Each Supporting Securityholder further affirms that the irrevocable proxy is coupled with an interest and, except as set forth in this Section 1.2, is intended to be irrevocable prior to the Expiration Time. If for any reason the proxy granted herein is not irrevocable, then each Supporting Securityholder agrees to vote such Supporting Securityholder’s Securities in accordance with Section 1.1 above prior to the Expiration Time. The parties agree that the foregoing is a voting agreement.

Section 1.3 Restrictions on Transfers. (i) Except as provided for in Article II below or pursuant to the Merger Agreement and (ii) except that any beneficial owner of DT01 Holding International Limited may transfer his or its interests in DT01 Holding International Limited to Anfernee Song Guan or any of his Affiliates so that DT01 Holding International Limited will be 100% beneficially owned by Anfernee Song Guan, provided that all the Securities held by DT01 Holding International Limited continue to be subject to the terms of this Agreement, each Supporting Securityholder hereby agrees that, from the date hereof until the Expiration Time, such Supporting Securityholder shall not, without the prior written consent of Parent and the Company Board (at the direction of the Special Committee), directly or indirectly, (a) sell (constructively or otherwise), transfer, assign, tender in any tender or exchange offer, pledge, grant, encumber, hypothecate or similarly dispose of (by merger, testamentary disposition, operation of law or otherwise) (collectively, “Transfer”), either voluntarily or involuntarily, or enter into any Contract, option or other arrangement or understanding with respect to the Transfer of any Securities, including, without limitation, any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction, collar transaction or any other similar transaction (including any option with respect to any such transaction) or combination of any such transactions, in each case involving any Securities (any such transaction, a “Derivative Transaction”), (b) deposit any Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (c) convert or exchange, or take any action which would result in the conversion or exchange, of any Securities, (d) take any action that would make any representation or warranty of such Supporting Securityholder set forth in this Agreement untrue or incorrect or have the effect of preventing, disabling, or delaying such Supporting Securityholder from performing any of his or its obligations under this Agreement or that is intended, or would reasonably be expected, to impede, frustrate, interfere with, delay, postpone, adversely affect or prevent the consummation of the Merger or the other Transactions or this Agreement or the performance by the Company of its obligations under the Merger Agreement or by any Supporting Securityholder from performing any of his or its obligations under this Agreement, or (e) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a), (b), (c) or (d); provided that the foregoing shall not prevent the conversion of the Securities into the right to receive any merger consideration in accordance with the terms of the Merger Agreement. Any purported Transfer in violation of this Section 1.3 shall be null and void.

ARTICLE II

ROLLOVER SECURITIES

Section 2.1 Cancellation of Rollover Securities. Subject to the terms and conditions set forth herein, (a) each Supporting Securityholder agrees that his or its Rollover Securities shall be cancelled at the Effective Time for no consideration, and (b) other than his or its Rollover Securities, all Equity Interests of the Company held by such Supporting Securityholder, if any, shall be treated as set forth in the Merger Agreement and not be affected by the provisions of this Agreement.

Section 2.2 Subscription of Holdco Shares. Immediately prior to the Closing, in consideration for the cancellation of the Rollover Securities held by each Supporting Securityholder in accordance with Section 2.1, Holdco shall issue to such Supporting Securityholder (or any other Person designated by such Supporting Securityholder in writing), and such Supporting Securityholder or his or its designee (as applicable) shall subscribe for, certain number of Holdco Shares representing such ownership percentage in Holdco immediately after the Rollover Closing as set forth opposite such Supporting Securityholder’s name under the column “% in Holdco” on Schedule A hereto, at a price per share equal to the par value per share of Holdco Shares. Each Supporting Securityholder hereby acknowledges and agrees that (a) delivery of such Holdco Shares shall constitute complete satisfaction of all obligations towards or sums due to such Supporting Securityholder by Holdco, Parent and Merger Sub in respect of the Rollover Securities held by such Supporting Securityholder and cancelled pursuant to Section 2.1 above, and (b) such Supporting Securityholder shall have no right to any Per Share Merger Consideration or Per ADS Merger Consideration in respect of the foregoing Rollover Securities held by such Supporting Securityholder.

Section 2.3 Rollover Closing. Subject to the satisfaction in full (or waiver, if permissible) of all of the conditions set forth in Sections 7.1, 7.2 and 7.3 of the Merger Agreement (other than conditions that by their nature are to be satisfied or waived, as applicable, at the Closing), the closing of the subscription and issuance of Holdco Shares contemplated hereby (the “Rollover Closing”) shall take place immediately prior to the Closing.

Section 2.4 Deposit of Rollover Securities. No later than three (3) Business Days prior to the Closing, each Supporting Securityholder and any agent of such Supporting Securityholder holding certificates evidencing any of the Rollover Securities shall deliver or cause to be delivered to Parent all certificates representing such Rollover Securities in such Person’s possession, for disposition in accordance with the terms of this Agreement; such certificates and documents shall be held by Parent or any agent authorized by Parent until the Closing.

ARTICLE III

REPRESENTATIONS, WARRANTIES AND COVENANTS

OF THE SUPPORTING SECURITYHOLDERS

Section 3.1 Representations and Warranties. Each Supporting Securityholder, severally and not jointly, represents and warrants to Parent and Holdco as of the date hereof and as of the Closing:

(a) such Supporting Securityholder has full legal right, power, capacity and authority to execute and deliver this Agreement, to perform such Supporting Securityholder’s obligations hereunder and to consummate the transactions contemplated hereby;

(b) this Agreement has been duly executed and delivered by such Supporting Securityholder and the execution, delivery and performance of this Agreement by such Supporting Securityholder and the consummation by such Supporting Securityholder of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Supporting Securityholder and no other actions or proceedings on the part of such Supporting Securityholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby by such Supporting Securityholder;

(c) assuming due authorization, execution and delivery by Parent and Holdco, this Agreement constitutes a legal, valid and binding agreement of such Supporting Securityholder, enforceable against such Supporting Securityholder in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law);

(d) (i) such Supporting Securityholder (A) is and, immediately prior to the Closing, will be the beneficial owner of, and has and will have good and valid title to, the Securities, free and clear of Liens other than as created by this Agreement, and (B) has and will have sole or shared (together with Affiliates controlled by such Supporting Securityholder) voting power, power of disposition, and power to demand dissenter’s rights, in each case with respect to all of the Securities, with no limitations, qualifications, or restrictions on such rights, subject to applicable United States federal securities Laws, Laws of the Cayman Islands, Laws of the People’s Republic of China and the terms of this Agreement; (ii) his or its Securities are not subject to any voting trust agreement or other Contract to which such Supporting Securityholder is a party restricting or otherwise relating to the voting or Transfer of the Securities other than this Agreement; (iii) such Supporting Securityholder has not Transferred any interest in any of his or its Securities pursuant to any Derivative Transaction; (iv) as of the date hereof, other than his or its Securities, such Supporting Securityholder does not own, beneficially or of record, any Company Shares, Company Options, Company Restricted Shares, and other securities of the Company, or any direct or indirect interest in any such securities (including by way of derivative securities); and (v) such Supporting Securityholder has not appointed or granted any proxy or power of attorney that is still in effect with respect to any of his or its Securities, except as contemplated by this Agreement;

(e) except for the applicable requirements of the Exchange Act and laws of the Cayman Islands, (i) no filing with, and no permit, authorization, consent or approval of any Governmental Entity is necessary on the part of such Supporting Securityholder for the execution, delivery and performance of this Agreement by such Supporting Securityholder or the consummation by such Supporting Securityholder of the transactions contemplated hereby, and (ii) neither the execution, delivery or performance of this Agreement by such Supporting Securityholder nor the consummation by such Supporting Securityholder of the transactions contemplated hereby, nor compliance by such Supporting Securityholder with any of the provisions hereof shall (A) conflict with or violate any provision of the organizational documents of any such Supporting Securityholder which is an entity, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on property or assets of such Supporting Securityholder pursuant to any Contract to which such Supporting Securityholder is a party or by which such Supporting Securityholder or any property or asset of such Supporting Securityholder is bound or affected, or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Supporting Securityholder or any of such Supporting Securityholder’s properties or assets;

(f) there is no Action pending against any such Supporting Securityholder or, to the knowledge of such Supporting Securityholder, any other Person or, to the knowledge of such Supporting Securityholder, threatened against any such Supporting Securityholder or any other Person that restricts or prohibits (or, if successful, would restrict or prohibit) the performance by such Supporting Securityholder of his or its obligations under this Agreement;

(g) such Supporting Securityholder has been afforded the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of Parent and Holdco concerning the terms and conditions of the transactions contemplated hereby and the merits and risks of owning the Holdco Shares and such Supporting Securityholder acknowledges that it has been advised to discuss with its own counsel the meaning and legal consequences of such Supporting Securityholder’s representations and warranties in this Agreement and the transactions contemplated hereby; and

(h) each Supporting Securityholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon such Supporting Securityholder’s execution, delivery and performance of this Agreement.

Section 3.2 Covenants. Each Supporting Securityholder hereby:

(a) agrees, prior to the Expiration Time, not to knowingly take any action that would make any representation or warranty of such Supporting Securityholder contained herein untrue or incorrect or have or could have the effect of preventing, impeding or interfering with or adversely affecting the performance by such Supporting Securityholder of his or its obligations under this Agreement;

(b) irrevocably waives, and agrees not to exercise, any rights of appraisal or rights of dissent from the Merger that such Supporting Securityholder may have with respect to such Supporting Securityholder’s Securities (including without limitation any rights under Section 238 of the Cayman Companies Law) prior to the Expiration Time;

(c) agrees to permit the Company and Parent to publish and disclose in any press release, the Proxy Statement (including all documents filed with the SEC in accordance therewith) and any other disclosure documents in connection with the Merger Agreement and any filings with or notices to any Governmental Entity in connection with the Merger Agreement (or the transaction contemplated thereby), such Supporting Securityholder’s identity and beneficial ownership of Company Shares or other Equity Interests of the Company and the nature of such Supporting Securityholder’s commitments, arrangements and understandings under this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement) and any other information, in each case, that the Company or Parent reasonably determines in its good faith judgement is required to be disclosed by Law;

(d) agrees and covenants, severally and not jointly, that such Supporting Securityholder shall promptly (and in any event within twenty-four (24) hours) notify Parent of any new Company Shares and/or other security of the Company with respect to which beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) is acquired by such Supporting Securityholder, including, without limitation, by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities of the Company after the date hereof. Any such Company Shares and/or other security of the Company shall automatically become subject to the terms of this Agreement, and Schedule A hereto shall be deemed amended accordingly; and

(e) agrees further that, upon request of Parent, such Supporting Securityholder shall execute and deliver any additional documents, consents or instruments and take such further actions as may reasonably be deemed by Parent to be necessary or desirable to carry out the provisions of this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND HOLDCO

Each of Parent and Holdco represents and warrants to each Supporting Securityholder that as of the date hereof and as of the Closing:

(a) each of Parent and Holdco is duly incorporated, validly existing and in good standing under the laws of the Cayman Islands and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by Parent and Holdco and, assuming due authorization, execution and delivery by the Supporting Securityholders, constitutes a legal, valid and binding obligation of Parent and Holdco, enforceable against Parent and Holdco in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law);

(b) except for the applicable requirements of the Exchange Act and Laws of the Cayman Islands, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary on the part of Parent or Holdco for the execution, delivery and performance of this Agreement by Parent and Holdco or the consummation by Parent and Holdco of the transactions contemplated hereby, and (ii) neither the execution, delivery or performance of this Agreement by Parent and Holdco, nor the consummation by Parent and Holdco of the transactions contemplated hereby, nor compliance by Parent and Holdco with any of the provisions hereof shall (A) conflict with or violate any provision of the organizational documents of Parent or Holdco, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on such property or asset of Parent or Holdco pursuant to, any Contract to which Parent or Holdco is a party or by which Parent or Holdco, or any of their property or asset is bound or affected, or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or Holdco any of their properties or assets;

(c) Except as contemplated by the Merger Agreement or otherwise agreed to by the Parties hereto, at and immediately after the Closing, there shall be (i) no options, warrants, or other rights to acquire share capital of Holdco or Parent, (ii) no outstanding securities exchangeable for or convertible into share capital of Holdco or Parent, and (iii) no outstanding rights to acquire or obligations to issue any such options, warrants, rights or securities; and

(d) at the Rollover Closing, the Holdco Shares to be issued under this Agreement shall have been duly and validly authorized and when issued and delivered in accordance with the terms hereof, will be validly issued, fully paid and nonassessable, free and clear of all claims, liens and encumbrances, other than restrictions arising under applicable securities Laws.

ARTICLE V

TERMINATION

This Agreement, and the obligations of the Supporting Securityholders hereunder (including, without limitation, Section 1.2 hereof), shall terminate and be of no further force or effect immediately upon the earlier to occur of (a) the Closing and (b) the date of termination of the Merger Agreement in accordance with its terms. Notwithstanding the preceding sentence, this Article V and Article VI shall survive any termination of this Agreement. Nothing in this Article V shall relieve or otherwise limit any party’s liability for any breach of this Agreement prior to the termination of this Agreement. If for any reason the Merger fails to occur but the Rollover Closing contemplated by Article II has already taken place, then Holdco and Parent shall promptly take all such actions as are necessary to restore each such Supporting Securityholder to the position it was in with respect to ownership of the Rollover Securities prior to the Rollover Closing.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Notices. All notices and other communications hereunder shall be in writing in the English language and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or e-mail, upon written confirmation of receipt by facsimile or e-mail, or (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier. All notices hereunder shall be delivered to the addresses set forth below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6.1):

(i) If to a Supporting Securityholder, to the address set forth next to such Supporting Securityholder’s name on Schedule A hereto.

(ii) If to Parent and/or Holdco:

c/o 16/F, A3 Building, Kexing Science Park

15 Keyuan Road North, Nanshan District

Shenzhen, Guangdong, 518057

People’s Republic of China

Attention:         Michael Xiangyu Chen

Facsimile:         +86-755-8653-0126

With a copy (which shall not constitute notice) to:

Kirkland & Ellis

26th Floor, Gloucester Tower

The Landmark

15 Queen’s Road, Central

Hong Kong

Attention:         David Zhang

                          Jesse Sheley

Facsimile:         +852-3761-3301

Section 6.2 Capacity. None of the Supporting Securityholders executing this Agreement who is or becomes during the term hereof a director or officer of the Company shall be deemed to make any agreement or understanding in this Agreement in such Person’s capacity as a director or officer. Notwithstanding anything to the contrary in this Agreement, (i) each Supporting Securityholder is entering into this Agreement, and agreeing to become bound hereby, solely in his or its capacity as a beneficial owner of the Securities owned by him or it and not in any other capacity (including without limitation any capacity as a director or officers of the Company) and (ii) nothing in this Agreement shall obligate such Supporting Securityholder or his or its Representatives to take, or forbear from taking, as a director or officer of the Company, any action which is inconsistent with his or its fiduciary duties under the applicable Laws.

Section 6.3 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only as broad as is enforceable.

Section 6.4 Entire Agreement. This Agreement and the Merger Agreement embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and thereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

Section 6.5 Specific Performance. Each Supporting Securityholder acknowledges and agrees that monetary damages would not be an adequate remedy in the event that any covenant or agreement of such Supporting Securityholder in this Agreement is not performed in accordance with its terms, and therefore agrees that, in addition to and without limiting any other remedy or right available to Parent and Holdco, and Parent and Holdco will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof. Each Supporting Securityholder agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by Parent and/or Holdco shall not preclude the simultaneous or later exercise of any other such right, power or remedy by Holdco and/or Parent.

Section 6.6 Amendments; Waivers. At any time prior to the Expiration Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Supporting Securityholders, Holdco and Parent, or in the case of a waiver, by the party against whom the waiver is to be effective. Notwithstanding the foregoing, no failure or delay by a party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 6.7 Governing Law; Dispute Resolution; Jurisdiction. This Agreement shall be interpreted, construed, performed and enforced in accordance with the Laws of the State of New York without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction. In the event any dispute arises among the parties hereto out of or in relation to this Agreement, including any dispute regarding its breach, termination or validity, the parties shall attempt in the first instance to resolve such dispute through friendly consultations. If any dispute has not been resolved by friendly consultations within thirty (30) days after any party has served written notice on the other parties requesting the commencement of such consultations, then any party may demand that the dispute be finally settled by arbitration in accordance with the following provisions of this Section 6.7. The arbitration shall be conducted in accordance with the Hong Kong International Arbitration Centre (“HKIAC”) Administered Rules in force when a notice of arbitration is submitted. The seat and venue of the arbitration shall be Hong Kong and the language of the arbitration shall be English. The appointing authority shall be the HKIAC. There shall be three arbitrators. One arbitrator shall be nominated by the claimant(s) and one arbitrator shall be nominated by the respondent(s). If either the claimant(s) or respondent(s) shall abstain from nominating their arbitrator, the HKIAC shall appoint such arbitrator. The two arbitrators so chosen shall select a third arbitrator; provided that if such two arbitrators shall fail to choose a third arbitrator within thirty (30) days after such two arbitrators have been selected, the HKIAC, upon the request of any party, shall appoint a third arbitrator. The third arbitrator shall be the presiding arbitrator. The parties agree that the arbitration shall be kept confidential and that the existence of the proceeding and any element of it shall not be disclosed beyond the tribunal, the parties, their legal and professional advisers, and any Person necessary for the conduct of the arbitration, unless otherwise required by Law or the parties hereto otherwise agree in writing. The parties agree that all documents and evidence submitted in the arbitration (including without limitation any statements of case and any interim or final award, as well as the fact that an arbitral award has been made) shall remain confidential both during and after any final award that is rendered unless otherwise required by Law or the parties hereto otherwise agree in writing. Upon and after the submission of any dispute to arbitration, the parties shall continue to exercise their remaining respective rights, and fulfill their remaining respective obligations under this Agreement, except insofar as the same may relate directly to the matters in dispute. The parties hereby agree that any arbitration award rendered in accordance with the provisions of this Section 6.7 shall be final and binding upon them, and the parties further agree that such award may be enforced by any court having jurisdiction over the party against which the award has been rendered or the assets of such party wherever the same may be located. In any arbitration proceeding, any legal proceeding to enforce any arbitration award and in any other legal proceeding among the parties pursuant to or relating to this Agreement, each party expressly waives the defense of sovereign immunity and any other defense based on the fact or allegation that it is an agency or instrumentality of a sovereign state or is otherwise entitled to immunity.

Section 6.8 Waiver of Jury Trial. Each party hereto hereby irrevocably and unconditionally waives to the fullest extent permitted by applicable Laws any right it may have to trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement.

Section 6.9 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto (and their respective successors, heirs and permitted assigns), any rights, remedies, obligations or liabilities, provided, however, that the Company is an express third-party beneficiary of this Agreement and shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement by the parties thereto, in addition to any other remedy at law or equity.

Section 6.10 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Parent may assign this Agreement (in whole but not in part) in connection with a permitted assignment of the Merger Agreement by Parent, as applicable. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns and, in the case of each Supporting Securityholder, his, her or its estate, heirs, beneficiaries, personal representatives and executors.

Section 6.11 No Presumption Against Drafting Party. Each of the parties to this Agreement acknowledges that it has been represented by independent counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 6.12 Counterparts. This Agreement may be executed in two or more consecutive counterparts (including by facsimile or email pdf format), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, email pdf format or otherwise) to the other parties; provided, however, that if any of the Supporting Securityholders fails for any reason to execute, or perform their obligations under, this Agreement, this Agreement shall remain effective as to all parties executing this Agreement.

[Signature Pages to follow]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

PARENT

DREAM INVESTMENT HOLDINGS LIMITED

By:	/s/ Michael Xiangyu Chen
Name: Michael Xiangyu Chen
Title: Director

HOLDCO

DREAM TECHNOLOGY HOLDINGS LIMITED

By:	/s/ Michael Xiangyu Chen
Name: Michael Xiangyu Chen
Title: Director

[SIGNATURE PAGE TO SUPPORT AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

SUPPORTING SECURITYHOLDERS

DREAM DATA SERVICES LIMITED

By:	/s/ Michael Xiangyu Chen
Name: Michael Xiangyu Chen
Title: Director

SHIPSHAPE HOLDINGS LIMITED

By:	/s/ Jeffrey Lyndon Ko
Name: Jeffrey Lyndon Ko
Title: Director

DT01 HOLDING INTERNATIONAL LIMITED

By:	/s/ Anfernee Song Guan
Name: Anfernee Song Guan
Title: Director

By:	/s/ Jeffrey Lyndon Ko
Name: Jeffrey Lyndon Ko
Title: Director

THL A19 LIMITED

By:	/s/ Martin Lau Chiping
Name: Martin Lau Chiping
Title: Authorized signatory

[SIGNATURE PAGE TO SUPPORT AGREEMENT]

PROMETHEUS CAPITAL (INTERNATIONAL) CO, LTD.

By:	/s/ Sicong Wang
Name: Sicong Wang
Title: Director

ULTIMATE LENOVO LIMITED

By:	/s/ Weiming Huang
Name: Weiming Huang
Title: Director

REDPOINT ASSOCIATES IV, L.L.C.

By:	/s/ David Yuan
Name: David Yuan
Title: Global Partner and Managing Director

REDPOINT VENTURES IV, L.P.

By:	/s/ David Yuan
Name: David Yuan
Title: Global Partner and Managing Director

LC FUND V, L.P.

By:	/s/ Jiaqing Li
Name: Jiaqing Li
Title: Managing Director

[SIGNATURE PAGE TO SUPPORT AGREEMENT]

LC PARALLEL FUND V, L.P.

By:	/s/ Jiaqing Li
Name: Jiaqing Li
Title: Managing Director

[SIGNATURE PAGE TO SUPPORT AGREEMENT]

SCHEDULE A

Name	Notice Address	Owned Securities					Rollover Securities					% in Holdco**
		Company Shares*		ADSs	Company Options	Company Restricted Shares	Company Shares*		ADSs	Company Options	Company Restricted Shares
		Class A Share	Class B Share				Class A Share	Class B Share
Dream Data Services Limited	c/o 16/F, A3 Building, Kexing Science Park, 15 Keyuan Road North, Nanshan District, Shenzhen, Guangdong, 518057, People’s Republic of China	0	28,873,610	0	0	0	0	28,873,610	0	0	0	28.8%
Shipshape Holdings Limited	c/o 16/F, A3 Building, Kexing Science Park, 15 Keyuan Road North, Nanshan District, Shenzhen, Guangdong, 518057, People’s Republic of China	0	3,654,430	0	0	0	0	0	0	0	0	0%
DT01 Holding International Limited	c/o 16/F, A3 Building, Kexing Science Park, 15 Keyuan Road North, Nanshan District, Shenzhen, Guangdong, 518057, People’s Republic of China	0	3,654,430	0	0	0	0	3,654,430	0	0	0	5.7%

THL A19 Limited	Tencent Building, Kejizhongyi Avenue, Hi-tech Park, Nanshan District, Shenzhen, 518057, People’s Republic of China	21,520,490	17,520,490	0	0	0	21,520,490	17,520,490	0	0	0	26.9%
Prometheus Capital (International) Co, Ltd.	1605 A Block Wanda Plaza, 93 Jianguo Road, Chaoyang District, Beijing, 100026, People’s Republic of China	2	0	462,412	0	0	2	0	462,412	0	0	4.4%
Ultimate Lenovo Limited	10F, Tower A, Raycom Info Tech Park, 2 Ke Xue Yuan Nan Lu, Haidian District, Beijing 100190, People’s Republic of China	1,687,500	1,687,500	0	0	0	0	0	0	0	0	0%
Redpoint Associates IV, L.L.C.	79 Jianguo Road, Hua Mao Center, Tower 2, 9th Floor, Beijing 100025, People’s Republic of China	2	273,090	68,272	0	0	0	0	0	0	0	0%
Redpoint Ventures IV, L.P.	79 Jianguo Road, Hua Mao Center, Tower 2, 9th Floor, Beijing 100025, People’s Republic of China	0	10,650,460	2,662,615	0	0	0	0	0	0	0	0%
LC Fund V, L.P.	16F, Tower B, Raycom Infotech Park, No. 2 Kexueyuan South Road, Haidian District, Beijing 100190, People’s Republic of China	12,516,850	12,516,850	0	0	0	0	0	0	0	0	0%
LC Parallel Fund V, L.P.	16F, Tower B, Raycom Infotech Park, No. 2 Kexueyuan South Road, Haidian District, Beijing 100190, People’s Republic of China	927,760	927,760	0	0	0	0	0	0	0	0	0%

*	The numbers of Company Shares exclude those represented by ADSs.
**	Calculated on a fully-diluted basis.